Exhibit 10.12

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

STRATEGIC COLLABORATION AGREEMENT

BY AND BETWEEN

LIANBIO

AND

PFIZER INC.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 OPTED-IN PRODUCTS		8

2.1	Product Sourcing	8

2.2	Opt-In Exercise Mechanism; Disclosure of Information	8

2.3	Pfizer Proposed Product	9

2.4	Development of Opt-In Product	9

2.5	Use of Cash; Reimbursement Obligations	9

2.6	Joint Steering Committees	11

2.7	Pfizer Services	12

ARTICLE 3 RIGHT OF FIRST NEGOTIATION		12

3.1	Overview	12

3.2	Exercise Mechanism	13

3.3	Right of Last Refusal	13

3.4	Third Party Transaction	14

3.5	Commercialization Agreement	14

3.6	Termination	15

ARTICLE 4 FINANCIAL CONSIDERATIONS		15

4.1	Consideration	15

4.2	Withholding Taxes	15

4.3	VAT	15

4.4	Other Taxes	16

4.5	Delay Due to SAFE Restriction	16

4.6	Additional Tax or VAT Liability	16

ARTICLE 5 JOINT COLLABORATION COMMITTEE; ALLIANCE MANAGER		16

5.1	Joint Collaboration Committee	16

5.2	Alliance Managers	18

ARTICLE 6 INTELLECTUAL PROPERTY		18

6.1	Ownership of Inventions	18

ARTICLE 7 REPRESENTATIONS AND WARRANTIES		19

7.1	Representations and Warranties	19

7.2	No Other Warranties	20

ARTICLE 8 INDEMNIFICATION		20

8.1	Indemnification by the Company	20

8.2	Indemnification by Pfizer	20

8.3	Claim for Indemnification	20

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ARTICLE 9 TERM; TERMINATION		21

9.1	Term	21

9.2	Early Termination of the Agreement	22

9.3	Effects of Termination	22

ARTICLE 10 CONFIDENTIALITY; NON-USE		23

10.1	Confidential Information	23

10.2	Excluded Information	24

10.3	Terms of the Agreement	24

10.4	Publicity; Use of Names	24

ARTICLE 11 MISCELLANEOUS		24

11.1	Dispute Resolution; Escalation	24

11.2	Arbitration	25

11.3	Governing Law; Jurisdiction and Venue	25

11.4	Assignment and Successors	25

11.5	Force Majeure	26

11.6	Notices	26

11.7	Waiver	27

11.8	Severability	27

11.9	Entire Agreement	27

11.10	Independent Contractors	27

11.11	Interpretation	27

11.12	Further Actions	28

11.13	Construction of Agreement	28

11.14	Counterparts	28

11.15	Compliance with Laws	28

11.16	Performance by Affiliates	28

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STRATEGIC COLLABORATION AGREEMENT

This STRATEGIC COLLABORATION AGREEMENT (the “Agreement”) is entered into as of November 17, 2020 (the “Effective Date”), by and between LianBio, an exempted company organized under the laws of the Cayman Islands (the “Company”) and Pfizer Inc., a Delaware corporation, having an address of 235 East 42nd Street, New York, New York 10017 (“Pfizer”). The Company and Pfizer each may be referred to herein individually as a “Party” or collectively as the “Parties.” All attached appendices and exhibits are a part of this Agreement.

RECITALS

WHEREAS, the Company is an innovative biopharmaceutical company specialized in the in-license, research, Development and Commercialization of pharmaceutical and biological products in the Territory;

WHEREAS, Pfizer is one of the world’s premier biopharmaceutical companies and has extensive expertise and experience in the Development and Commercialization of pharmaceutical and biological products; and

WHEREAS, the Parties wish to enter into a strategic collaborative arrangement in the in-license, Development and Commercialization of certain pharmaceutical and biological products in the Territory.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

“Aggregate Contingent Payment Cap” has the meaning set forth in Section 2.5.2(c).

“Agreement” has the meaning set forth in the preamble.

“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such first Person, at the time that the determination of affiliation is made and for as long as such control exists. For purposes of this definition, “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Laws; provided, however, that such ownership interest provides actual control over such Person), (b) status as a general partner in any partnership, or (c) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Affiliates of a Party shall exclude Persons who are financial investors of such Party or under common control of such financial investors other than such Party and its subsidiary entities.

“Alliance Manager” has the meaning set forth in Section 5.2.1.

“Anti-Corruption Laws” include all applicable anti-bribery and anti-corruption laws and regulations, including the United States Foreign Corrupt Practices Act (the “FCPA”), the United Kingdom Bribery Act 2010 (the “U.K. Bribery Act”), the Criminal Law and Anti-Unfair Competition Law of the PRC, the Prevention of Bribery Ordinance of Hong Kong, and laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and the local laws and regulations of any countries in which payments will be provided or Development will be conducted under this Agreement.

“Breaching Party” has the meaning set forth in Section 9.2.1.

“Business Day” means any day, other than a Saturday or a Sunday, on which the banks in New York, Beijing, Hong Kong or Cayman Islands are open for business.

“Calendar Quarter” means each of the three month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year; provided, however: (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the Calendar Quarter in which the Effective Date occurs; and (b) the last Calendar Quarter will extend from the beginning of the Calendar Quarter in which this Agreement expires or terminates until the effective date of such expiration or termination.

“Calendar Year” means, each twelve (12)-month period commencing on January 1 and ending on December 31.

“Cessation Event” has the meaning set forth in Section 3.2.4.

“Clinical Study” means a study in which human subjects or patients are dosed with a drug, whether approved or investigational.

“Commercialization”, “Commercializing” or “Commercialize” means any and all activities related to the pre-marketing, launching, marketing, promotion (including advertising and detailing), labeling, bidding and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing and exporting for sale, having imported and exported for sale, distribution, having distributed, customer service and support, and post-marketing safety surveillance and reporting of a product, but not including Manufacturing.

“Commercialization Agreement” has the meaning set forth in Section 3.2.3.

“Commercialization Transaction” has the meaning set forth in Section 3.1.

“Commercially Reasonable Efforts” means, (a) with respect to Pfizer, those reasonable, good faith efforts to accomplish any objective as Pfizer would normally use to accomplish a similar objective under similar circumstances, and (b) with respect to Company, those reasonable, good faith efforts to accomplish any objective that are commonly used by a company in the industry of a similar size and profile as Company to accomplish a similar objective under similar circumstances. With respect to any efforts by Company to Develop or Manufacture a Product, Company will exercise efforts commensurate with those used by a company in the industry of a similar size and profile as Company with respect to a product at a similar stage in its development or product life and of a similar market and profitability potential to the applicable Product and taking into account all relevant factors including the intellectual property protection of the product, product labeling or anticipated labeling, market potential, financial return, medical and clinical considerations, regulatory environments and competitive market conditions, market exclusivity, and other technical legal, scientific, medical or commercial factors that such a company would reasonably deem to be relevant.

“Company” has the meaning set forth in the preamble.

“Company Bank Account” means a bank account designated in writing by the Company, as may be updated from time to time by one (1) Business Day’s prior written notice from the Company to Pfizer.

“Confidential Information” means all trade secrets or confidential or proprietary information (including any tangible materials embodying any of the foregoing) of the disclosing Party, its Affiliates or any third parties that the disclosing Party has a business or strategic relationship with provided or disclosed to the other Party or any of its Affiliates in connection with this Agreement; provided, however, that Confidential Information will not include information that:

(i) has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement on the part of the receiving Party;

(ii) has been in the receiving Party’s possession prior to disclosure by the disclosing Party hereunder, and not through a prior disclosure by the disclosing Party, without any obligation of confidentiality with respect to such information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

(iii) is subsequently received by the receiving Party from a Third Party who is not known by the receiving Party to be under an obligation of confidentiality to the disclosing Party under any agreement between such Third Party and the disclosing Party; or

(iv) has been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence).

“Company Indemnified Party” has the meaning set forth in Section 8.2.

“Contingent Payments” has the meaning set forth in Section 4.1.3.

“Control” or “Controlled” means, with respect to any Know-How, Patent Right, Regulatory Filing, Regulatory Approval or other property right, the legal authority or right (whether by ownership, license (other than a license granted pursuant to this Agreement) or otherwise) of a Person or its Affiliate, to grant access, a license or a sublicense of or under such Know-How, Patent Right, Regulatory Filing, Regulatory Approval or other property right, without (a) breaching the terms of any agreement with a Third Party and (b) paying any consideration to any Third Party, except for that which a Party in-licenses and under which the other Party elects to take a sublicense and agrees to make the associated payments, which will be considered under the Control of such Party.

“Debarred/Excluded” means any Person becoming debarred or suspended under 21 U.S.C. §335(a) or (b), the subject of a conviction described in Section 306 of the FFDCA, excluded, or having previously been excluded, from a federal or Governmental health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, the subject to OFAC sanctions or on the OFAC list of specially designated nationals, or the subject of any similar sanction of any Regulatory Authority in the Territory.

“Development” or “Develop” means non-clinical, pre-clinical, and clinical drug research and development activities, whether before or after Regulatory Approval, including drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology, test method development and stability testing, process and packaging development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, conduct of Clinical Studies, regulatory affairs, the preparation and submission of Regulatory Filings, Clinical Study regulatory activities, and any other activities directed towards obtaining or maintaining Regulatory Approval of any Opted-In Product. Development includes use and importation of the relevant compound or Opted-In Product to conduct such Development activities. Development will not include Commercialization activities.

“Development Costs” means all reasonable and documented out-of-pocket costs directly related to and incurred by Company in conducting Development of an Opted-In Product.

“Dispute” has the meaning set forth in Section 11.1.

“Dollars” or “US$” means United States dollars.

“Effective Date” has the meaning set forth in the preamble.

“Eligible Costs” means the sum of (a) fifty percent (50%) of any cash upfront payment incurred by the Company to in-license Opted-In Products and (b) one hundred percent (100%) of Development Costs arising in connection with the Registration Trials for Opted-In Products.

“Exercise Period” has the meaning set forth in Section 3.1.

“Excluded Information” means [***].

“First Opt-In Contingent Payment Cap” has the meaning set forth in Section 2.5.1(d).

“Government” or “Governmental Authority” means (i) any multinational, federal, national, state, provincial, local, regional or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government, (ii) any enterprise or instrumentality performing a government function; or (iii) any political party.

“Government Official” is broadly interpreted and includes: (i) any elected or appointed Government official (e.g., a legislator or a member of a ministry of health); (ii) any employee or person acting for or on behalf of a Government, a Government department or agency, an institution or entity owned or controlled by a Government (e.g., a healthcare professional employed by a Government-owned or -controlled hospital, or a person serving on a healthcare committee that advises a Government), or an enterprise or instrumentality performing a governmental function; (iii) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (iv) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (v) any member of a military or a royal or ruling family; and (vi) any person otherwise categorized as a Government official under law.

“GxP” means collectively, all relevant good practice quality guidelines and regulations, encompassing such internationally recognized standards as Good Manufacturing Practice (GMP), Good Clinical Practice (GCP), Good Laboratory Practice (GLP), Good Distribution Practice (GDP), and Good Review Practice (GRP).

“HCP” or “Healthcare Professional” includes any physician, nurse, pharmacist, or other person who may administer, prescribe, purchase, or recommend pharmaceutical products or other healthcare products.

“HKIAC” has the meaning set forth in Section 11.2.

“Indemnified Party” means a Person entitled to indemnification under Article 8.

“Indemnifying Party” means a Party from whom indemnification is sought under Article 8.

“Invention” means inventions, Know-How, developments or discoveries, whether patentable or non-patentable.

“Joint Collaboration Committee” or “JCC” has the meaning set forth in Section 5.1.1.

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.6.1.

“Know-How” means all chemical and biological materials and other tangible materials, inventions, practices, methods, protocols, formulae, knowledge, know-how, trade secrets, processes, procedures, assays, skills, experience, techniques, information, data and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise.

“Law” or “Laws” means any applicable United States federal, state, or local law, or foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution, or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination, or award entered by or with any Governmental Authority, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, including all applicable Anti-Corruption Laws, accounting and recordkeeping laws, and laws relating to interactions with HCPs and Government Officials. For the avoidance of doubt, any specific references to any Applicable Law or any portion thereof shall be deemed to include all then-current amendments thereto or any replacement or successor law, statute, standard, ordinance, code, rule, regulation, resolution, promulgation, order, writ, judgment, injunction, decree, stipulation, ruling, or determination thereto..

“Losses” means damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, taxes, expenses, or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), in each case resulting from an Action.

“Manufacture” or “Manufacturing” means all activities related to the production of the Opted-In Product, including the production of any of the following to the extent used in the Opted-In Product: any drug substance produced in bulk form for use as an active pharmaceutical ingredient, drug product, compounded or finished final packaged and labeled form, and in intermediate states, including the following activities: reference standard preparation, cell bank preparation, mammalian cell production, purification, formulation, scale-up, packaging, quality assurance oversight, quality control testing (including in-process release and stability testing), validation activities directly related to all of the foregoing, and data management and recordkeeping related to all of the foregoing. References to a Person engaging in Manufacturing activities will include having any or all of the foregoing activities performed by a Third Party.

“Marketing Authorization” means the grant of all necessary final or conditional permits, registrations, authorizations, licenses and approvals (or waivers) required for the importation and Commercialization of the Opted-In Product for use and in the Territory, including any Regulatory Approval for sale or marketing, and, where required, Pricing and Reimbursement Approvals.

“Non-Breaching Party” has the meaning set forth in Section 9.2.1.

“Opt-In Notice” has the meaning set forth in Section 2.2.1.

“Opt In” has the meaning set forth in Section 2.2.2.

“Opt-In Confirmation” has the meaning set forth in Section 2.2.2.

“Opt-In Data Package” has the meaning set forth in Section 2.2.1.

“Opted-In Product” has the meaning set forth in Section 2.2.2.

“Pfizer” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Patent Rights” means the rights and interests in and to (a) all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, (b) any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including author certificates, utility models, petty patents, innovation patents and design patents and certificates of invention.

“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

“Pfizer’s Best Offer” has the meaning set forth in Section 3.4.1.

“Pfizer Indemnified Party” has the meaning set forth in Section 8.1.

“Pfizer Proposal Notice” has the meaning set forth in Section 2.3.

“Pfizer Proposed Product” has the meaning set forth in Section 2.3.

“Pfizer Proposed Product Confirmation” has the meaning set forth in Section 2.3.

“Pfizer Proposed Product Deadline” has the meaning set forth in Section 2.3.2.

“Pfizer Services” has the meaning set forth in Section 2.7.

“Pfizer Services Agreement” has the meaning set forth in Section 2.7.

“Pfizer Withholding Tax Action” has the meaning set forth in Section 4.2.2.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement, excludes Hong Kong, Macau and Taiwan.

“Product” means any pharmaceutical or biological product in any therapeutic area that the Company acquires the rights to Develop and Commercialize in the Territory, following the Effective Date.

“Region” means each of the PRC, Macau, Hong Kong, Taiwan.

“Registration Trials” shall include (a) a Phase IIb and/or a Phase III pivotal clinical trial (as part of a multi-region clinical trial or a stand-alone pivotal trial) for such Product in the PRC; (b) bridging trials in the Territory for Products that are already approved outside the Territory; (c) post-approval commitment trials for Products that achieve clinical trial waiver or conditional approval in the Territory; and/or (d) clinical trials and other regulatory activities other than Phase I or Phase IIa that are required by applicable Laws or Regulatory Authority for obtaining a full-term Marketing Authorization of such Product in the Territory.

“Regulatory Approval” means the final or conditional approval of the applicable Regulatory Authority necessary for the marketing and sale of the Opted-In Product in a Region(s).

“Regulatory Approval Application” means an application to seek regular or expedited Regulatory Approval of the Opted-In Product for sale or marketing in any Region(s) in the Territory, as defined in the applicable Laws and filed with the Regulatory Authority of such Region(s).

“Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other Governmental Authority with authority over the clinical development, Manufacture, marketing or sale of the Opted-In Product in a Region, including the National Medical Products Administration (formerly the China Food and Drug Administration) in the PRC.

“Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to the Opted-In Product, including any documents submitted to any Regulatory Authority, including INDs, Regulatory Approval Applications, and all correspondence with any Regulatory Authority with respect to any Opted-In Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

“Representatives” has the meaning set forth in Section 10.1.2.

“ROFN” has the meaning set forth in Section 3.1.

“ROFN Exercise Deadline” has the meaning set forth in Section 3.2.1.

“ROFN Exercise Notice” has the meaning set forth in Section 3.2.2.

“ROFN Deadline Notice” has the meaning set forth in Section 3.2.1.

“ROLR” has the meaning set forth in Section 3.3.1.

“ROLR Trigger Notice” has the meaning set forth in Section 3.3.1.

“SAFE” has the meaning set forth in Section 4.5.

“Second Opt-In Payment” has the meaning set forth in Section 4.1.2.

“Second Opt-In Contingent Payment Cap” has the meaning set forth in Section 2.5.2(c).

“Senior Officers” means, with respect to Company, its Chief Executive Officer or his/her designee, and with respect to Pfizer, the General Manager of Pfizer China or his/her designee.

“Sourcing Activities” has the meaning set forth in Section 2.1.1.

“Term” has the meaning set forth in Section 9.1.

“Territory” means the PRC, Hong Kong, Macau and Taiwan.

“Third Party” means any Person other than a Party or any of its Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.3.1.

“Third Party Commercialization Agreement” has the meaning set forth in Section 3.2.4.

“Third Party Losses” means Losses resulting from an Action by a Third Party.

“United States” or “U.S.” or “US” means the United States and its territories, possessions and commonwealths.

“Upfront Payment” has the meaning set forth in Section 4.1.1.

“VAT” has the meaning set forth in Section 4.3.

ARTICLE 2

OPTED-IN PRODUCTS

2.1 Product Sourcing.

2.1.1 Until the date on which [***], the Company will use Commercially Reasonable Efforts to identify and acquire rights to Develop and Commercialize Products in the Territory (such efforts, the “Sourcing Activities”).

2.1.2 On a Product-by-Product basis, in the event that the Company, in its sole discretion, desires to seek a Third Party partner for the Commercialization in the Territory of any existing or potential Product, Pfizer shall have an option to opt-in to a collaboration with respect to such Product subject to the terms and conditions of this Article 2.

2.2 Opt-In Exercise Mechanism; Disclosure of Information.

2.2.1 Opt-In Notice. The Company may, in its sole discretion, provide written notice to Pfizer with respect any Product (an “Opt-In Notice”) provided that the Company must provide an Opt-In Notice prior to engaging in any outreach to a Third Party regarding any potential Development or Commercialization opportunity with respect to any Product. Such Opt-In Notice shall be accompanied by information with respect to: [***] (collectively, the “Opt-In Data Package”), provided that the Opt-In Data Package shall not include any Excluded Information. Exhibit A hereto shall include a list of all Opt-In Notices provided and the date of such Opt-In Notices, and shall be updated from time to time by the chairperson of the JCC in accordance with Section 5.1.2.

2.2.2 Opt-In Confirmation. Within [***] after Pfizer’s receipt of the relevant Opt-In Notice and the Opt-In Data Package, Pfizer shall have an option to opt-in to a collaboration (“Opt In”) with respect to such Product by providing written notice to the Company (an “Opt-In Confirmation”). Upon the Company’s receipt of an Opt-In Confirmation, such opted-in Product shall thereafter be an “Opted-In Product” and subject to Pfizer’s confidentiality and non-use obligations as set forth in Article 10, the Company shall make available to Pfizer the Excluded Information (and other such information as Pfizer may reasonably request) with respect to such Opted-In Product. Exhibit A hereto shall include a list of all Opted-In Products and the date of the relevant Opt-In Confirmation and shall be updated from time to time by the chairperson of the JCC in accordance with Section 5.1.2.

2.2.3 Expiration of Opt-In. In the event Pfizer does not Opt In in accordance with Section 2.2.2, the Company shall be free to pursue such Product on its own or with a Third Party.

2.3 Pfizer Proposed Product.

2.3.1 Pfizer Proposal Notice. Pfizer may, in its sole discretion, identify and propose to the Company in writing potential assets of interest to Pfizer for the Company to pursue and acquire rights to Develop and Commercialize such potential asset (such written notice, a “Pfizer Proposal Notice”). The Pfizer Proposal Notice or any communication, proposal or notice by Pfizer to the Company regarding such potential assets of interest shall not include any Excluded Information and Pfizer shall not disclose any additional information to the Company unless and until the Company requests such additional information in writing. The Company may, in its sole discretion, in conjunction with Pfizer (subject to Pfizer’s agreement) or on its own, pursue the acquisition of rights to Develop and Commercialize such Pfizer Proposed Product, in which case the Company shall provide a written notice thereof to Pfizer (“Pfizer Proposed Product Confirmation”) within [***] of receipt of the Pfizer Proposal Notice and such asset(s) of interest shall thereafter be a “Pfizer Proposed Product”. Exhibit A hereto shall include a list of all Pfizer Proposed Products and the date of the relevant Pfizer Proposal Notice, and shall be updated from time to time by the chairperson of the JCC in accordance with Section 5.1.2.

2.3.2 Pfizer Proposed Product Deadline. In the event the Company has not acquired the rights to research, Develop and Commercialize a Pfizer Proposed Product in the Territory within [***] of Pfizer’s receipt of the Proposed Product Confirmation (the “Pfizer Proposed Product Deadline”), the asset will no longer be a Pfizer Proposed Product, provided that, if Company is in active negotiations related to the Pfizer Proposed Product at any point within the [***] preceding the Pfizer Proposed Product Deadline, the Company may, in its sole discretion, extend the Pfizer Proposed Product Deadline for up to [***] by sending written notice of such extension to Pfizer. For the avoidance of doubt, the Parties may mutually agree to extend the Pfizer Proposed Product Deadline at any time.

2.3.3 Opted-In Product. In the event Pfizer provides a Pfizer Proposal Notice and the Company subsequently acquires the rights to research, Develop and Commercialize such Pfizer Proposed Product in the Territory, such Pfizer Proposed Product shall be an Opted-In Product immediately and without further action by the Parties on the date when the Company acquires the rights to research, Develop and Commercialize such Pre-Transacted Product, and Sections 2.4, 2.5 and 2.6 shall apply in all respects from and after such date.

2.4 Development of Opt-In Product. With respect to each Opted-In Product, the Company will use Commercially Reasonable Efforts to conduct the Development of each Opted-In Product through the completion of Registration Trials in the PRC and any Region to the extent Company, in its sole discretion, has decided to Develop the Opted-In Product in such Region.

2.5 Use of Cash; Reimbursement Obligations

2.5.1 First Opted-In Product. In connection with the confirmation of the first Opted-In Product,

(a) the Company shall provide Pfizer with a written invoice of Eligible Costs incurred with respect to such Opted-In Product to date;

(b) upon the Company’s delivery of such invoice, [***] of the Upfront Payment (as defined below) as is equal to [***], become unrestricted and the Company shall thereafter be free to use the unrestricted portion of such Upfront Payment as it so chooses;

(c) within [***] of its receipt of the Company’s invoice, Pfizer will pay to the Company by wire transfer of immediately available funds the remaining [***] of the Eligible Costs incurred to date with respect to such Opted-In Product, up to an amount of [***] (the “First Opt-In Contingent Payment Cap”);

(d) on a [***] basis thereafter, the Company shall invoice Pfizer [***] for any additional Eligible Costs incurred with respect to such Opted-In Product during such [***] and (i) to the extent any portion of the Upfront Payment remains restricted, [***] shall immediately, and with no further action required from either Party, become unrestricted and the Company shall thereafter be free to use the unrestricted portion of such Upfront Payment as it so chooses and (ii) Pfizer shall, within [***] of its receipt of such invoice, pay to the Company by wire transfer of immediately available funds an amount equal to the remaining [***] of such Eligible Costs, provided, however, that the amounts paid pursuant to Section 2.5.1(c) and this Section 2.5.1(d)(ii) shall in no event exceed the First Opt-In Contingent Payment Cap.

2.5.2 Second Opted-In Product. In connection with the confirmation of the second Opted-In Product,

(a) the Company shall provide Pfizer with a written invoice of Eligible Costs incurred with respect to such Opted-In Product to date;

(b) within [***] of its receipt of the Company’s invoice, Pfizer shall pay by wire transfer of immediately available funds the Second Opt-In Payment, and [***] the Second Opt-In Payment equal to [***], become unrestricted and the Company shall thereafter be free to use the unrestricted portion of such Second Opt-In Payment as it so chooses;

(c) within [***] days of its receipt of the Company’s invoice, Pfizer will pay to the Company by wire transfer of immediately available funds [***] of the Eligible Costs incurred to date with respect to such Opted-In Product, up to an amount of [***] (the “Second Opt-In Contingent Payment Cap” and, together with the First Opt-In Contingent Payment Cap, the “Aggregate Contingent Payment Cap”);

(d) on a [***] basis thereafter, the Company shall invoice Pfizer [***] for any additional Eligible Costs incurred with respect to such Opted-In Product during such [***] and (i) to the extent any portion of the Second Opt-In Payment remains restricted, [***] shall immediately, and with no further action required from either Party, become unrestricted and the Company shall thereafter be free to use the unrestricted portion of such Second Opt-In Payment as it so chooses and (ii) Pfizer shall, within sixty [***] of its receipt of such invoice, pay to the Company by wire transfer of immediately available funds an amount equal to [***] of such Eligible Costs, provided, however, that the amounts paid pursuant to Section 2.5.2(c) and this Section 2.5.2(d)(ii) shall in no event exceed the Second Opt-In Contingent Payment Cap.

2.5.3 Future Opted-In Products. With respect to any Opted-In Products after the second Opted-In Product, to the extent and for so long as any portion of the Upfront Payment or the Second Opted-In Payment remains restricted or to the extent that Contingent Payments made to date pursuant to Sections 2.5.1(c), 2.5.1(d)(ii), 2.5.2(c) and 2.5.2(d)(ii) fall below the Aggregate Contingent Payment Cap:

(a) the Company shall invoice Pfizer in arrears for any additional Eligible Costs incurred to date with respect to such Opted-In Product and (i) [***] the Upfront Payment or the Second Opt-In Payment equal to [***], become unrestricted and the Company shall thereafter be free to use the unrestricted portion of such funds as it so chooses and (ii) Pfizer shall, within [***] days of its receipt of such invoice, pay to the Company by wire transfer of immediately available funds an amount equal to the [***] of such Eligible Costs; and

(b) on a [***] basis thereafter, the Company shall invoice Pfizer [***] for any additional Eligible Costs incurred with respect to such Opted-In Product during such Calendar Quarter and (i) [***] shall immediately, and with no further action required from either Party, become unrestricted and the Company shall thereafter be free to use the unrestricted portion of such funds as it so chooses and (ii) Pfizer shall, within [***] of its receipt of such invoice, pay to the Company by wire transfer of immediately available funds an amount equal to the remaining [***] of such Eligible Costs.

2.5.4 Termination. This Section 2.5 shall terminate with respect to each Opted-In Product when and if the Company consummates a Third Party Commercialization Agreement.

2.6 Joint Steering Committees.

2.6.1 Overview. As soon as practicable, but no later than thirty [***] after the Company’s receipt of an Opt-In Confirmation or, if applicable, a Pfizer Proposed Product Confirmation, the Parties shall form a joint steering committee for such Opted-In Product (each, a “Joint Steering Committee” or “JSC”) to serve as a forum for communication and discussions with regards to the strategies and plans for the Development and Commercialization of such Opted-In Product. Such JSC shall terminate at the end of the Term or, if earlier, upon the execution of a Collaboration Agreement for such Opted-In Product. For clarity, the JSC shall be an advisory body only and shall have no decision-making authority.

2.6.2 Specific Responsibilities. In addition to its overall responsibility to provide non-binding, advisory services to the Company and to facilitate information sharing between the Parties with respect to their respective activities under this Agreement, the JSC will:

(a) provide support and guidance with respect to, and share relevant updates and information regarding, the Company’s Development and Commercialization of the applicable Opted-In Product in the Territory;

(b) review and discuss proposed changes to the Development plan and budget in accordance with Section 3.5.2(c); and

(c) perform such other advisory functions as are assigned to it in this Agreement or as mutually agreed between the Parties.

2.6.3 Composition.

(a) Each JSC will be comprised [***]. Each representative shall be an employee of the Party that appointed him or her (or an employee of an Affiliate of such Party), shall have sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibilities, and shall have knowledge and expertise that are relevant to the applicable Opted-In Product. The JSC may change its size from time to time by consent of its members, provided that [***] otherwise mutually agreed by the Parties in writing. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party, which written notice may be provided by email to the other Party’s Alliance Manager. Each JSC representative will be subject to confidentiality obligations no less stringent than those set forth in Article 10.

(b) [***]. The chairperson will be responsible for (a) calling meetings, (b) preparing and circulating an agenda in advance of each meeting; provided, however, that the chairperson will include any agenda items proposed by either Party on such agenda, (c) preparing and issuing minutes of each meeting that reflect the material discussions had and action items identified at such meetings promptly thereafter, and (d) sending draft meeting minutes to each member of the JSC for review and approval within thirty (30) days after each JSC meeting.

(c) Either Party may, [***], invite other representatives of the Company or Pfizer, or their respective Affiliates, or relevant Third Parties to attend meetings as non-voting observers; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those set forth in Article 10 of this Agreement.

2.6.4 Meeting; Reports.

(a) Each JSC will hold meetings at least [***] during the Term for so long as such JSC exists, unless the Parties mutually agree in writing to a different frequency. Either Party may also call a special meeting of the JSC by providing at least [***] prior written notice to the other Party if such Party [***] that a significant matter must be discussed prior to the next scheduled meeting, in which event such Party will work with the chairperson of the JSC and the Alliance Managers to provide the members of the JSC with an agenda for the meeting and materials reasonably adequate to enable an informed discussion on the matters to be discussed no later than [***] prior to the special meeting. The JSC may meet in person or by audio or video conference as its representatives may mutually agree.

(b) The Alliance Managers will work with the chairperson of the JSC to prepare and circulate agendas at least [***] prior to each JSC meeting and to ensure the preparation and approval of minutes after each JSC meeting. Meeting minutes circulated in accordance with Section 2.6.4(b) will be deemed approved unless one or more member of the JSC objects to the accuracy of such minutes [***].

2.6.5 Decision-making. The Parties will endeavor in good faith and in accordance with this Agreement to reach consensus with respect to all matters within the JSC’s remit. No action taken at a meeting will be effective unless at least one representative of each Party on the JSC is present or participating. Neither Party will unreasonably withhold attendance of at least one representative of such Party at any meeting of the JSC for which reasonable advance notice was provided. For clarity, because the JSC shall be an advisory body only and shall have no decision-making authority, any and all decisions made by the JSC shall be advisory only and shall not be binding on the Parties.

2.7 Pfizer Services. The Parties will discuss at the first meeting of the JCC the potential for Pfizer to perform, at no additional cost to the Company, certain services in support of the Company’s Sourcing Activities and Development activities, including without limitation advising the Company on regulatory strategy, commercial, pricing, payer, and market access matters related to the Products. The Parties may thereafter mutually agree to negotiate and enter into (between themselves or their designated Affiliates)a Pfizer Services Agreement (the “Pfizer Services Agreement”) setting forth the specific terms and conditions relating to the services to be provided by Pfizer (the “Pfizer Services”), provided that [***].

ARTICLE 3

RIGHT OF FIRST NEGOTIATION

3.1 Overview. On an Opted-In Product-by-Opted-In Product basis and for [***], at any time after Pfizer Opts In to a Product and prior to the ROFN Exercise Deadline (the “Exercise Period”), Pfizer shall have a right of first negotiation (a “ROFN”) with respect to (a) the exclusive rights to Develop and Commercialize such Opted-In Product in the Territory or (b) in the event that the relevant upstream license for any Opted-In Product grants to the Company non-exclusive rights to Develop and Commercialize such Opted-In Product in the Territory, such non-exclusive rights to Develop and Commercialize such Opted-In Product in the Territory (such transaction, a “Commercialization Transaction”), provided that, in either case, any such ROFN shall be subject in all respects to the terms and conditions of the relevant contractual arrangements between the Company and the relevant upstream licensor of such Opted-In Product.

3.2 Exercise Mechanism.

3.2.1 ROFN Trigger. In the event the Company desires to sell, license, sublicense or otherwise enter into a co-promotion/co-commercialization, profit share, joint venture or asset sale arrangement with respect to the Development and/or Commercialization rights in the Territory for any Opted-In Product for which Pfizer has not exercised its ROFN, prior to [***], the Company shall provide a written notice to Pfizer (the “ROFN Deadline Notice”). Upon receipt of the ROFN Deadline Notice, Pfizer will have [***] to provide the Company with the ROFN Exercise Notice for the Opted-In Product (the end of such [***] period, the “ROFN Exercise Deadline”).

3.2.2 Exercise Mechanism. During the Exercise Period, Pfizer may request additional information about the Company and the Opted-In Product for Pfizer to evaluate whether it desires to exercise the ROFN Option and enter into a Commercialization Agreement, and Company will consider such requests [***], provided that the Company shall have the sole discretion in determining what information to provide to Pfizer. Pfizer may exercise its ROFN Option with respect to any Opted-In Product by providing written notice to the Company (a “ROFN Exercise Notice”) at any time during the Exercise Period.

3.2.3 Exclusive Negotiation Period. If Pfizer exercises its ROFN Option during the Exercise Period, then following the date of Company’s receipt of the ROFN Exercise Notice, the Parties shall exclusively and diligently negotiate (a) for a period of[***] the terms of a non-binding term sheet and (b) for a further [***] following the execution of a non-binding term sheet, the terms of a definitive agreement for Pfizer to obtain the rights to Develop and Commercialize such Opted-In Product in the Territory (such agreement, a “Commercialization Agreement”). For the avoidance of doubt, the Parties may mutually agree in writing to waive the execution of a non-binding term sheet, in which case the [***] exclusive negotiation period for the Commercialization Agreement shall commence from such date.

3.2.4 Cessation Event. If (a) Pfizer does not timely exercise its ROFN Option, (b) a non-binding term sheet is not executed by the Parties prior to the expiration of the [***] negotiation period (unless the Parties have mutually agreed to waive this requirement), or (c) the Parties do not negotiate and execute a Commercialization Agreement for the Opted-In Product prior to the expiration of the [***] negotiation period, the Company will, subject to the following provisions of this section, be free to pursue any transaction with a Third Party with respect to the relevant Opted-In Product(s) (each of the above, a “Cessation Event” and such transaction with a Third Party, a “Third Party Commercialization Agreement”).

3.3 Right of Last Refusal.

3.3.1 ROLR. If, following a Cessation Event, the Company obtains a written, bona fide offer from a Third Party with respect to any rights to Develop and Commercialize such Opted-In Product in the Territory whether by way of license, sub-license, co-promotion/co-commercialization agreement, profit share, joint venture or asset sale, the Company shall provide Pfizer with a written notice (the “ROLR Trigger Notice”) containing the material terms of such bona fide offer and Pfizer shall have a right of last refusal (“ROLR”) to enter into a Commercialization Transaction for the Opted-In Product on terms no less favorable than the terms set forth in a bona fide offer by the Third Party, taken as a whole.

3.3.2 ROLR Exercise. Pfizer may exercise its ROLR by providing written notice to the Company within [***] of its receipt of the ROLR Trigger Notice.

3.3.3 Consummation of Commercialization Transaction. If Pfizer exercises its ROLR within [***] of its receipt of the ROLR Exercise Notice, the Parties (or their designated Affiliates) shall negotiate exclusively in good faith to reach agreement on any other terms necessary to execute and consummate a Commercialization Transaction on terms no less favorable than the terms set forth in a bona fide offer by the Third Party within thirty (30) days of the ROLR Exercise Notice.

3.4 Third Party Transaction.

3.4.1 If within [***] after the Cessation Event, the Company has not entered into a transaction with a Third Party with respect to an Opted-In Product or if the Company is unable to secure a bona fide offer from a Third Party with terms more favorable than the terms set forth in the best offer from Pfizer, as determined by an independent committee of the Board of Directors of the Company, prior to the Cessation Event for such Opted-In Product (the “Pfizer’s Best Offer”), Pfizer shall have the right to restore the ROFN Option for the Opted-In Product or enter into a Commercialization Transaction for such Opted-In Product on terms as set forth in Pfizer’s Best Offer. In the event Pfizer restores the ROFN Option, Section 3.2.3 shall apply.

3.4.2 If, following a Cessation Event, the Company enters into a Third Party Commercialization Agreement with respect to any rights to develop and commercialize such Opted-In Product in the Territory whether by way of license, sub-license, co-promotion/co-commercialization agreement, profit share, joint venture or asset sale, such Product shall no longer be an Opted-In Product and the Company shall not be permitted to invoice pursuant to Section 2.5 with respect to such Opted-In Product following the date of such Third Party Commercialization Agreement.

3.5 Commercialization Agreement. Each Commercialization Agreement shall be negotiated by the Parties on a Product-by-Product basis and shall include the following terms:

3.5.1 Financial Consideration. Unless otherwise mutually agreed by the Parties, financial consideration to be paid by Pfizer to the Company under each Commercialization Agreement shall include (a) an upfront payment, (b) milestone payments and (c) royalty payments.

3.5.2 Development.

(a) the Company shall use Commercially Reasonable Efforts to complete all Development necessary to support regulatory approval of the relevant Opted-In Product in the Territory;

(b) the Parties shall mutually agree on an initial Development plan and budget to be appended to each Commercialization Agreement;

(c) the Parties may review and discuss proposed changes to the Development plan and budget via the JSC, but in the event of a disagreement between the Parties, the Company shall have final decision-making authority, subject to certain matters that will require consensus of the parties, including any material deviations from the mutually agreed Development plan and budget and other matters to be defined in the Commercialization Agreement; and

(d) Unless otherwise mutually agreed by the Parties, the Company shall be responsible for [***] costs associated with the Development of the relevant Opted-In Product and Pfizer shall not be obligated to incur [***] costs in connection with the Development of such Opted-In Product, other than the Upfront Payment, the Second Opt-In Payment and the Contingent Payments as set forth in Section 2.5 and 4.1 hereto.

3.5.3 Regulatory Matters. Unless otherwise mutually agreed by the Parties, Pfizer will be responsible, at its cost, for preparing and submitting, with the reasonable assistance of the Company, the application for regulatory approval of the relevant Opted-In Product in the Territory.

3.5.4 Commercialization. Unless otherwise mutually agreed by the Parties, Pfizer will be responsible for Commercialization activities in the Territory.

3.5.5 Others. The Parties will further discuss and mutually agree on (a) which Party will be responsible for the manufacture and supply of the Opted-In Product, (b) the Parties’ respective responsibilities with respect to preparation and submission of the application for regulatory approval of the Opted-In Product in the Territory and (c) all matters relating to ownership and control of intellectual property relating to the Opted-In Product.

3.6 Termination. This Article 3 shall irrevocably terminate on [***].

ARTICLE 4

FINANCIAL CONSIDERATIONS

4.1 Consideration.

4.1.1 After January 1, 2021 but on or before January 15, 2021, Pfizer shall pay to the Company by wire transfer of freely available funds Twenty Million U.S. Dollars ($20,000,000) (the “Upfront Payment”) to the Company Bank Account. The Company may not use the Upfront Payment until it becomes unrestricted pursuant to Section 2.5.

4.1.2 Pfizer shall pay to the Company [***] in accordance with Section 2.5.2(b) (the “Second Opt-In Payment”) by wire transfer of freely available funds to the Company Bank Account. The Company may not use the Second Opt-In Payment until it becomes unrestricted pursuant to Section 2.5.

4.1.3 Subject to the Aggregate Contingent Payment Cap, Pfizer shall make payments to the Company in accordance with Sections 2.5.1(c), 2.5.1(d)(ii), 2.5.2(c), 2.5.2(d)(ii) and 2.5.3 (the “Contingent Payments”) by wire transfer of freely available funds to the Company Bank Account.

4.2 Withholding Taxes.

4.2.1 Withholding Amounts. Where any sum due to be paid to Company hereunder is subject to any withholding or similar tax, the Parties shall use their Commercially Reasonable Efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. If there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, Pfizer shall [***].

4.2.2 Withholding Actions. Notwithstanding the foregoing, the Parties acknowledge and agree that if Pfizer (or its assignee pursuant to Section 11.4) is required by Law to withhold taxes in respect of any amount payable under this Agreement, and if such withholding obligation arises as a result of any action taken by Pfizer or its Affiliate or successor or assignee, including without limitation an assignment of this Agreement as permitted under Section 11.4, a change in tax residency of Pfizer, or payments arise or are deemed to arise through a branch of Pfizer and such withholding taxes exceed the amount of withholding taxes that would have been applicable if such action had not occurred (each a “Pfizer Withholding Tax Action”), then, any such amount payable shall be increased to take into account such increased withholding taxes as may be necessary so that, after making all required withholdings Company (or its assignee pursuant to Section 11.4) receives an amount equal to the sum it would have received had no such Pfizer Withholding Tax Action occurred. Company shall (a) use its Commercially Reasonable Efforts to obtain an exemption of such withheld amounts to the extent practicable under Law and (b) cooperate with Pfizer to obtain a reduction or refund of such withheld amounts.

4.3 VAT. Except as otherwise provided in this Agreement, all payments due under this Agreement are exclusive of value added taxes (the “VAT”). Notwithstanding anything to the contrary in this Agreement, Pfizer shall be responsible for all VAT and shall pay the same to Company along with the corresponding payment.

4.4 Other Taxes. Unless explicitly stated otherwise in this Agreement, each Party shall be responsible for its own tax liabilities under Laws arising from or in relation to the execution and performance of this Agreement (including any sales taxes, consumption taxes, transfer taxes, use taxes, stamp duty, local surcharges, documentary, registration and other similar taxes that are imposed with respect to the payments or the related transfer of rights or other property pursuant to this Agreement if applicable).

4.5 Delay Due to SAFE Restriction. To the extent that any payment due to Company is delayed by the State Foreign Exchange Administration of the PRC or its authorized banks in the PRC (“SAFE”) as a result of applying the PRC foreign exchange control rules, each of Company and Pfizer shall use its Commercially Reasonable Efforts to obtain approval or clearance from SAFE for such payment as soon as practicable.

4.6 Additional Tax or VAT Liability. Notwithstanding anything in this Agreement to the contrary, (i) if an action (including but not limited to any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with applicable Laws or filing or record retention requirements) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no such action occurred, (ii) otherwise, the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with applicable law.

ARTICLE 5

JOINT COLLABORATION COMMITTEE; ALLIANCE MANAGER

5.1 Joint Collaboration Committee.

5.1.1 Overview. As soon as practicable following the Effective Date, but in no event later than [***] after the Effective Date, the Parties shall form a joint collaboration committee (the “Joint Collaboration Committee” or “JCC”) to provide non-binding, advisory services and to facilitate information sharing between the Parties with respect to their respective activities under this Agreement. The JCC shall be an advisory body only and shall have no decision-making authority.

5.1.2 Specific Responsibilities.

(a) In support of its overall responsibilities to provide non-binding, advisory services to the Company and to facilitate information sharing between the Parties with respect to their respective activities under this Agreement, the JCC will:

(i) discuss and provide support and guidance with respect to areas of strategic interest to Pfizer to guide the Company’s Sourcing Activities ;

(ii) provide support and guidance with respect to, and share relevant updates and information regarding, the Company’s Sourcing Activities , including with respect to negotiations for the Company to obtain the rights thereto;

(iii) discuss the Pfizer Services, including making a recommendation to the Parties on the scope, amount, duration, and output of the Pfizer Services and any amendments required to the Pfizer Services Agreement, and presenting any decisions relating thereto to the Parties for further consideration;

(iv) discuss and attempt to resolve disputes in accordance with Section 11.1; and

(v) perform such other advisory functions as are assigned to it in this Agreement or as mutually agreed between the Parties.

(b) The chairperson of the JCC shall be responsible for updating Exhibit A from time to time and circulating such updated Exhibit A to each Party for review and sign-off. Each Party agrees that it will promptly and in no event later than [***] following the receipt of an updated Exhibit A, provide any comments thereto in writing to the chairperson of the JCC.

5.1.3 Composition.

(a) The JCC will be comprised of [***]. Each representative shall be an employee of the Party that appointed him or her (or an employee of an Affiliate of such Party), shall have sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JCC’s responsibilities, and shall have knowledge and expertise in the Development and Commercialization of the Products. The JCC may change its size from time to time by consent of its members, provided that the JCC will consist at all times of an equal number of representatives of each Party, unless otherwise mutually agreed by the Parties in writing. Each Party may replace any of its JCC representatives at any time upon written notice to the other Party, which written notice may be provided by email to the other Party’s Alliance Manager. Each JCC representative will be subject to confidentiality obligations no less stringent than those set forth in Article 10.

(b) [***]. The chairperson will be responsible for (a) calling meetings, (b) preparing and circulating an agenda in advance of each meeting; provided, however, that the chairperson shall include any agenda items proposed by either Party on such agenda, (c) preparing and issuing minutes of each meeting that reflect the material discussions had and action items identified at such meetings promptly thereafter, and (d) sending draft meeting minutes to each member of the JCC for review and approval within thirty (30) days after each JCC meeting.

(c) Either Party may, [***], invite other representatives of the Company or Pfizer, or their respective Affiliates, or relevant Third Parties to attend meetings as non-voting observers; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those set forth in Article 10 of this Agreement.

5.1.4 Meeting; Reports.

(a) The JCC will hold meetings at least [***] during the Term for so long as the JCC exists, unless the Parties mutually agree in writing to a different frequency. Either Party may also call a special meeting of the JCC by providing at least [***] prior written notice to the other Party if such Party [***] that a significant matter must be discussed prior to the next scheduled meeting, in which event such Party will work with the chairperson of the JCC and the Alliance Managers to provide the members of the JCC with an agenda for the meeting and materials reasonably adequate to enable an informed discussion on the matters to be discussed no later than [***] prior to the special meeting. The JCC may meet in person or by audio or video conference as its representatives may mutually agree.

(b) The Alliance Managers will work with the chairperson of the JCC to prepare and circulate agendas at least [***] prior to each JCC meeting and to ensure the preparation and approval of minutes after each JCC meeting. Meeting minutes circulated in accordance with Section 5.1.4(b) will be deemed approved unless one or more member of the JCC objects to the accuracy of such minutes [***].

5.1.5 Decision-making. The Parties will endeavor in good faith and in accordance with this Agreement to reach consensus with respect to all matters within the JCC’s remit. No action taken at a meeting will be effective unless at least one representative of each Party on the JCC is present or participating. Neither Party will unreasonably withhold attendance of at least one representative of such Party at any meeting of the JCC for which reasonable advance notice was provided. For clarity, because the JCC shall be an advisory body only and shall have no decision-making authority, any and all decisions made by the JCC shall be advisory only and shall not be binding on the Parties.

5.2 Alliance Managers.

5.2.1 Appointment. Each Party will appoint one of its JCC representatives to oversee interactions between the Parties for all matters related to the activities arising in connection with this Agreement (each, an “Alliance Manager”). The Alliance Managers will have the right to attend all meetings of the JCC and each JSC as non-voting participants and may bring to the attention of the JCC and the JSCs any matters or issues that either Alliance Manager reasonably believes should be discussed, and will have such other responsibilities as the Parties may mutually agree in writing. Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.

5.2.2 Responsibility. The Alliance Managers, if appointed, will have the responsibility of creating and maintaining a constructive work environment within the JCC, the JSCs and between the Parties for all matters related to this Agreement. Without limiting the generality of the foregoing, each Alliance Manager will:

(a) provide a single point of communication within the Company’s and Pfizer’s respective organizations and between the Parties with respect to this Agreement;

(b) coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(c) take such other steps as may be required to ensure that meetings of the JCC and the JSCs occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including working with the co-chairpersons with respect to the giving of proper notice and the preparation and approval of minutes) and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1 Ownership of Inventions.

6.1.1 Ownership of Product Inventions. Any and all Inventions invented or otherwise developed or generated jointly by both Parties through the JSC (including jointly by their Affiliates or any of its or their employees, independent contractors or agents) during the Term to the extent relating to any Product, including the Patent Rights claiming the composition of matter, use, formulation or manufacture of such Products will be solely owned by the Company.

6.1.2 Assignment Obligation. Pfizer will assign its rights, and cause all employees of Pfizer who perform activities under this Agreement to be under an obligation to assign their rights, in any Patent Rights and Know-How, whether or not patentable, resulting therefrom to the Company to effectuate the terms and conditions set forth in Section 6.1.1.

6.1.3 Non-Exclusive License to Pfizer. The Company hereby grants to Pfizer a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, worldwide license, with the right to sublicense to Pfizer Affiliates, to use for any purpose all Inventions invented or otherwise developed or generated jointly by both Parties under Section 6.1.1 (including jointly by their Affiliates or any of its or their employees, independent contractors or agents) during the Term, and any Patent Rights resulting therefrom.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties. Each Party hereby represents to the other Party, as of the Effective Date, that:

7.1.1 Organization. It is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement;

7.1.2 Authority. It has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and this Agreement and the performance by such Party of this Agreement do not violate such Party’s charter documents, bylaws or other organizational documents;

7.1.3 Consents. Except for any Marketing Authorizations, Regulatory Approvals, Regulatory Filings, manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of Opted-In Products, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained;

7.1.4 No Conflict. It is not under any obligation, contractual or otherwise, to any Person that would materially affect the diligent and complete fulfillment of obligations under this Agreement and the execution and delivery of this Agreement by such Party, and the performance of such Party’s obligations under this Agreement (as contemplated as of the Effective Date) pursuant to this Agreement (i) do not conflict with or violate any requirement of Laws applicable to such Party, (ii) do not conflict with or violate any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party, and (iii) do not conflict with, violate, breach or constitute a default under, or give rise to any right of termination, cancellation or acceleration of, any contractual obligations of such Party or any of its Affiliates;

7.1.5 Enforceability. This Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar Laws affecting the enforcement of creditors’ rights generally; and

7.1.6 Compliance with Laws. The Parties will, and will use Commercially Reasonable Efforts to ensure that their respective Affiliates shall, comply in all material respects with all applicable Laws and Anti-Corruption Laws in exercising their rights and fulfilling their obligations under this Agreement. Without limiting the generality of the foregoing, the Parties will comply with all applicable Laws concerning bribery, money laundering, or corrupt practices or which in any manner prohibit the giving of anything of value to any official, agent, or employee of any Government, political party, or public international organization, candidate for public office, health care professional, or to any officer, director, employee, or representative of any other organization specifically including the U.S. Foreign Corrupt Practices Act, and the UK Bribery Act, in each case, in connection with the activities conducted pursuant to this Agreement. The Parties will maintain in all material respect books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company’s assets and systems or internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with Anti-Corruption Laws.

7.1.7 Compliance with GxP Standards. In the course of performing its obligations or exercising its rights under this Agreement, the Company will comply with all applicable Laws, including, as applicable, GxP standards, and to the Company’s knowledge, has not employed or engaged any Person who has been Debarred/Excluded. In the event the Company becomes aware that any Person employed or engaged by the Company is the subject of any proceedings that could result in such Person being Debarred/Excluded, the Company will place such Person on administrative leave until such proceeding is adjudicated and take appropriate actions with respect to such Person thereupon.

7.2 No Other Warranties. EXCEPT AS EXPRESSLY STATED IN SECTION 8.1, SECTION 8.2 AND SECTION 8.3, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY WITH RESPECT TO THE OPTED-IN PRODUCT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by the Company. The Company will defend, indemnify and hold harmless Pfizer, its Affiliates and their respective directors, officers, employees and agents (each, a “Pfizer Indemnified Party”), from, against and in respect of any and all Third Party Losses incurred or suffered by any Pfizer Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by the Company in this Agreement, or any material breach by the Company of any obligation, covenant or agreement in this Agreement and (b) the [***] or [***] of the Company or any of its Affiliates or contractors, or any of their respective directors, officers, employees and agents, in performing the Company’s obligations or exercising the Company’s rights under this Agreement.

8.2 Indemnification by Pfizer. Pfizer will defend, indemnify and hold harmless the Company, its Affiliates and their respective directors, officers, employees and agents (each, a “Company Indemnified Party”) from, against and in respect of any and all Third Party Losses incurred or suffered by any Company Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by Pfizer in this Agreement, or any material breach by Pfizer of any obligation, covenant or agreement in this Agreement and (b) the [***] of, or violation of Laws by, Pfizer, any of its Affiliates or contractors, or any of their respective directors, officers, employees and agents, in performing Pfizer’s obligations or exercising Pfizer’s rights under this Agreement.

8.3 Claim for Indemnification.

8.3.1 Notice. An Indemnified Party entitled to indemnification under Section 9.1 or Section 9.2 will give prompt written notification to the Indemnifying Party from whom indemnification is sought of the commencement of any Action by a Third Party for which indemnification may be sought (a “Third Party Claim”) or, if earlier, upon the assertion of such Third Party Claim by a Third Party; provided, however, that failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 8.3.1 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is materially prejudiced as a result of such failure to give notice.

8.3.2 Defense. [***] Third Party Claim in accordance with Section 9.3.1, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party may control such defense (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld). The Party not controlling such defense may participate therein at its own expense.

8.3.3 Cooperation. The Party controlling the defense of any Third Party Claim will keep the other Party advised of the status and material developments of such Third Party Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto. The other Party will reasonably cooperate with the Party controlling such defense and its Affiliates and agents in defense of the Third Party Claim, with all out-of-pocket costs of such cooperation to be borne by the Party controlling such defense.

8.3.4 Settlement. The Indemnified Party will not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld (unless such compromise or settlement involves (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, or (iii) the imposition of any equitable relief against the Indemnified Party (in which case, (i) through (iii), the Indemnified Party may withhold its consent to such settlement in its sole discretion)), agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party (other than a monetary obligation on the Indemnifying Party).

8.3.5 Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and actions as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Third Party Claims (or potential losses or damages) under this Article 8. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

8.3.6 Special, Indirect, and Other Losses. EXCEPT (A) FOR FRAUD OR WILLFUL MISCONDUCT, (B) FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10, AND (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 8, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, UNEARNED CONSIDERATION UNDER SECTION 4.1, AND ANY DAMAGES THAT ARE SPECULATIVE OR NOT REASONABLY FORESEEABLE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 9

TERM; TERMINATION

9.1 Term. Unless terminated earlier in accordance with this Article 9, this Agreement shall become effective as of the Effective Date and shall continue in full force until later [***] (the “Term”).

9.2 Early Termination of the Agreement.

9.2.1 Termination for Material Breach. Upon (a) any material breach of this Agreement by the Company or (b) any material breach of this Agreement by Pfizer (the Party so allegedly breaching being the “Breaching Party”), the other Party (the “Non-Breaching Party”) will have the right, but not the obligation, to terminate this Agreement in its entirety by providing [***] written notice to the Breaching Party in the case of any other material breach, which notice will, in each case (i) expressly reference this Section 9.2.1, (ii) reasonably describe the alleged breach which is the basis of such termination, and (iii) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period. Notwithstanding the foregoing, (1) if such material breach, by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period will be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses Commercially Reasonable Efforts to cure such breach in accordance with such written plan; provided, however, that no such extension will exceed [***] without the written consent of the Non-Breaching Party; and (2) if the Breaching Party disputes (x) whether it has materially breached this Agreement, (y) whether such material breach is reasonably curable within the applicable cure period, or (z) whether it has cured such material breach within the applicable cure period, the dispute will be resolved pursuant to Article 11, and this Agreement may not be terminated during the pendency of such dispute resolution procedure. The termination will become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period; provided, however, that the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities relating to Opted-In Products.

9.2.2 Termination for Convenience. Pfizer may terminate this Agreement for any or no reason upon [***] prior written notice to Company.

9.3 Effects of Termination.

9.3.1 Effects of Termination by Pfizer.

(a) In the event that Pfizer terminates this Agreement pursuant to Section 9.2.1, if there are one or more Opted-In Products under this Agreement, Pfizer shall have the right to, in its sole discretion, by a written confirmation to the Company:

(i) maintain the ROFN Option with respect to an Opted-In Product, in which case the terms of Sections 2.4 (Development of Opt-In Product), 2.5 (Use of Cash; Reimbursement Obligations), 2.6 (Joint Steering Committees), Article 3 (Right of First Negotiation) and Article 4 (Financial Considerations) shall survive termination; or

(ii) terminate the ROFN Option with respect to an Opted-In Product.

(b) In the event that Pfizer terminates this Agreement pursuant to Section 9.2.2, if there are one or more Opted-In Products under this Agreement, Pfizer shall have the right to, in its sole discretion, by a written confirmation to the Company:

(i) maintain the ROFN Option with respect to an Opted-In Product, in which case the terms of Sections 2.4 (Development of Opt-In Product), 2.5 (Use of Cash; Reimbursement Obligations) , 2.6 (Joint Steering Committees), Article 3 (Right of First Negotiation) and Article 4 (Financial Considerations) shall survive termination; or

(ii) terminate the ROFN Option with respect to an Opted-In Product, in which case Pfizer’s obligation, if any, to pay Contingent Payments with respect to such Opted-In Product pursuant to Section 2.5, and the terms of Sections 4.2 through 4.6, shall survive with respect to Development Costs actually incurred within [***] after the effective date of termination, provided that such Development Costs are related to Registration Trials that commenced prior to the effective date of termination.

(c) Pfizer’s determination whether to retain or terminate its ROFN Option with respect to an Opted-In Product shall be final and binding, except that, following such determination, Pfizer may, in its sole discretion, terminate its ROFN Option with respect to an Opted-In Product by written notice to the Company in the event that Pfizer has completed its obligation to pay Contingent Payments with respect to such Opted-In Product.

9.3.2 Effects of Termination by Company. In the event that the Company terminates this Agreement pursuant to Section 9.2.1, (i) Pfizer’s ROFN Option with respect to any Opted-In Product shall terminate, and (ii) Pfizer’s obligation, if any, to pay Contingent Payments with respect to such Opted-In Product pursuant to Section 2.5, and the terms of Sections 4.2 through 4.6, shall survive with respect to Development Costs actually incurred within [***] after the effective date of termination, provided that such Development Costs are related to Registration Trials that commenced prior to the effective date of termination.

9.3.3 Survival. In addition to any provisions specified in Section 9.3.1 or 9.3.2, as applicable, the following provisions shall survive the termination or expiration of this Agreement: Article 6 (Intellectual Property), Article 8 (Indemnification), this Section 9.3, Article 10 (Confidentiality; Non-Use) and Article 11 (Miscellaneous).

9.3.4 Accrued Obligations. Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability which, on the effective date of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

9.3.5 Return of Confidential Information. Within [***] after the effective date of termination (but not expiration) of this Agreement in its entirety, each Party will, and cause its Affiliates to (a) destroy, all tangible items solely comprising, bearing or containing any Confidential Information of the other Party that are in such first Party’s or its Affiliates’ possession or Control, and provide written certification of such destruction, or (b) prepare such tangible items of the other Party’s Confidential Information for shipment to such other Party, as such other Party may direct, at the first Party’s expense; provided, however, that, in any event, (i) each Party may retain copies of the Confidential Information of the other Party to the extent necessary to perform its obligations or exercise its rights that survive expiration or termination of this Agreement; and (ii) each Party may retain one copy of the Confidential Information of the other Party for its legal archives.

9.3.6 Cooperation. Each Party will cause its Affiliates and contractors to comply with the obligations in this Section 9.3.

ARTICLE 10

CONFIDENTIALITY; NON-USE

10.1 Confidential Information.

10.1.1 Confidentiality Obligation. During the Term and for a period of [***], each Party agrees to, and will cause its Affiliates and contractors to, keep in confidence and not to disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of the other Parties.

10.1.2 Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to the other Parties’ Confidential Information only to the receiving Party’s officers, directors, employees, [***] (“Representatives”), and to the Representatives of the receiving Party’s Affiliates, in each case, on a need to know basis who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 10.1; provided, however, that each Party will remain responsible for any failure by its Affiliates or its or their officers, directors, employees, [***] to treat such Confidential Information as required under this Section 10.1 as if such Affiliates, officers, directors, employees, [***] were parties directly bound to the requirements of this Section 10.1.

10.1.3 Confidentiality Limitation. Notwithstanding anything to the contrary herein, each Party may use and disclose the other Party’s Confidential Information as required by any court or other governmental body or as otherwise required by applicable Laws; provided that, notice is promptly given to the other Party and the disclosing Party cooperates with reasonable requests from the other Party to seek a protective order or other appropriate remedy to protect the Confidential Information. Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the provisions of this Section 10.1. If any Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States, then such Party will, within a reasonable time prior to any such filing, provide the other Parties with a copy of such agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Parties with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such agreement and use Commercially Reasonable Efforts to have terms identified by such other Parties afforded confidential treatment by the applicable Regulatory Authority.

10.2 Excluded Information. Neither Party shall share any Excluded Information with respect to any Product unless and until such receiving Party requests such Excluded Information in writing.

10.3 Terms of the Agreement. The terms of this Agreement will be the Confidential Information of both Parties. Except as provided in Section 10.1, neither Party nor its Affiliates may disclose the existence or the terms of this Agreement.

10.4 Publicity; Use of Names.

10.4.1 Press Release. The Parties have mutually agreed on a joint press release announcing this Agreement, set forth on Exhibit B, to be issued by the Parties on such date and time as may be mutually agreed by the Parties. Other than the press release set forth on Exhibit B, the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information other than that already in the public domain will first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld, conditioned, or delayed).

10.4.2 Use of Names. Each Party and its Affiliates will retain all right, title and interest in and to its and their respective house marks, corporate names and corporate logos. Except with the prior express written permission of the other Party, neither Party will use the name, trademark, trade name, or logo of the other Party or its Affiliates or their respective employees in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter except as may be required by Law.

ARTICLE 11

MISCELLANEOUS

11.1 Dispute Resolution; Escalation. The Parties recognize that disputes as to certain matters arising out of or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising out of or in connection with this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, any and all disputes between the Parties arising out of or in connection with this Agreement will first be referred to the JCC for resolution. Should the JCC not be able to reach agreement at a duly called meeting of the JCC within [***] after the date on which the matter is referred to the JCC, then either Party may refer such matter to the Senior Officers for resolution and the Senior Officers will attempt to resolve the matter in good faith. If the Senior Officers fail to resolve such matter within [***] after the date on which the matter is referred to the Senior Officers (unless a longer period is mutually agreed to by the Parties), then either Party may submit the dispute for final resolution by binding arbitration in accordance with Section 11.2.

11.2 Arbitration. Except as set forth in Section 9.3 and this Section 11.2, each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof (each, a “Dispute”) that cannot be resolved pursuant to Section 11.1 will be referred to and finally resolved exclusively by arbitration administered by Hong Kong International Arbitration Centre (“HKIAC”) in Hong Kong, which will be conducted in accordance with the then effective HKIAC Administered Arbitration Rules. The Dispute shall be resolved by an arbitral tribunal composed of three (3) arbitrators, all of whom will have previous judicial experience and significant experience in the biopharmaceutical industry, with each Party appointing one (1) arbitrator and the third arbitrator to be selected by mutual agreement of the two (2) arbitrators appointed by the Parties. If the two initial arbitrators are unable to select a third arbitrator within thirty (30) days, the third arbitrator will be appointed in accordance with HKIAC rules. The foregoing arbitration proceedings may be commenced by either Party by notice to the other Party. All arbitration proceedings will be conducted in the English language. The arbitrators will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrators will have no authority to award punitive damages. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrators, or, in the absence of such determination, each Party will pay its own expenses. The Parties hereby agree that the arbitrators have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrators deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrators will be final. Notwithstanding any contrary provision of this Agreement, any Party may seek equitable measures of protection in the form of attachment of assets or injunctive relief (including specific performance and injunctive relief) in any matter relating to the proprietary rights and interests of either Party from any court of competent jurisdiction, pending a decision by the arbitral tribunal in accordance with this Section 11.2). The Parties hereby exclude any right of appeal to any court on the merits of such matter. The provisions of this Section 11.2 may be enforced and judgment on the award (including equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Except to the extent necessary to confirm an award or as may be required by Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

11.3 Governing Law; Jurisdiction and Venue. This Agreement and any Dispute will be governed by and construed and enforced in accordance with the laws of State of New York, United States, without reference to conflicts of laws principles.

11.4 Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the prior written consent of the other, which will not be unreasonably withheld, delayed or conditioned, provided that either Party may make such an assignment without the other Party’s consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates. With respect to an assignment to an Affiliate, the assigning Party shall remain responsible for performance by such Affiliate of the rights and obligations hereunder. Each Party shall promptly notify the other Party of any assignment or transfer under the provisions of this Section 11.4. The terms of this Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns. Any assignment not in accordance with this Section 11.4 shall be void.

11.5 Force Majeure. No Party will be held responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure means [***]. In such event the Party so failing or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of [***], after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

11.6 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to the Company:	LianBio c/o Ogier Global (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman Cayman Islands KY1-9009 [***]

With copies to:	Ropes & Gray LLP 36F Park Place 1601 Nanjing Road West Shanghai, China 200040 [***] [***] [***]

If to Pfizer:	Pfizer Inc. 235 East 42nd Street New York, NY 10017 USA [***] [***] and Pfizer Investment Co., Ltd. 41/F, CITIC Square 1168 Nan Jing Road (W) Shanghai, P.R. China 200041 [***] [***]

or to such other address for such Party as it will have specified by like notice to the other Party; provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery will be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

11.7 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

11.8 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

11.9 Entire Agreement. This Agreement, together with the Appendices and Exhibits hereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

11.10 Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither Party will have the authority to bind or obligate the other Party, and neither Party will represent that it has such authority.

11.11 Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a clause, section, appendix, or exhibit means a clause of, section of, appendix to, or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “shall” and “will” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) unless otherwise specified, “$,” “USD,” “US Dollars” and “dollars” are in reference to United States dollars, (h) the headings contained in this Agreement, in any appendix or exhibit to this Agreement and in the table of contents to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement, (i) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, and (j) provisions that require that a Party, the Parties or any Committee hereunder “agree,” “consent,” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging).

11.12 Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

11.13 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

11.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same agreement. The Parties agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in ..pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

11.15 Compliance with Laws. Each Party will, and will ensure that its Affiliates will, comply with all relevant laws and regulations in exercising its rights and fulfilling its obligations under this Agreement.

11.16 Performance by Affiliates. Pfizer may use one (1) or more of its Affiliates to perform its obligations and duties hereunder and such Pfizer Affiliates are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of Pfizer and, subject to an assignment to such Affiliate pursuant to Section 11.4, Pfizer shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

[Remainder of this page intentionally blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

LIANBIO

By:	/s/ Debra Yu
Name: Debra Yu
Title: President and Chief Business Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

PFIZER INC.

By:	/s/ Monika Vnuk

Name: Monika Vnuk
Title: Vice President, Worldwide Business Development, Pfizer

EXHIBIT A

Opt-In

Name of Product	Date of Opt-In Notice (if applicable)	Date of Opt-In Confirmation (if applicable)	Date of Pfizer Proposal Notice (if applicable)	Status of Product[1]

Last updated XX/XX/2020

[1]	This column will be used for notes relating to whether discussions are still ongoing for Company to obtain rights to such Product, whether any Opt-In has expired, whether any ROFN has expired, etc.

EXHIBIT B

Press Release